EXHIBIT 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Agreement is entered into between Ambassadors International, Inc. (“Ambassadors”), a Delaware corporation, and Laura Tuthill (“Employee”).
1.	Termination of Employment
Due to the relocation of all corporate, IT and accounting functions to Seattle, WA and the change in Ambassadors’ strategic direction, Employee’s employment with Ambassadors will be terminated as of 4/30/09 (the “Termination Date”).

2.	Separation Payments
In addition to any salary, benefits, bonus and expense reimbursements accrued, Ambassadors will also pay Employee a gross severance payment in the amount of $15,385.00, less applicable taxes and withholding, which represents one week for every full year of service to Ambassadors up to a maximum of four weeks in accord with Ambassadors’ standard practice. Also, in consideration of the work that needs to be done between now and the Termination Date, Employee will be paid a “Stay Incentive” of $30,769.00 for Employee’s continued service in good standing to Ambassadors. Such payments will be made within ten (10) days of the execution of this Agreement or on the Termination Date, whichever is later in time. The parties acknowledge that these payments are in consideration of the releases granted and representations made by and obligations undertaken by Employee in this Agreement. Employee is not entitled to and will not seek any other payments or benefits from Ambassadors or any of its parent or related entities.

3.	Health Insurance: Your health and vision insurance will remain in effect with Ambassadors through 4/30/09.

4.	Reserved

5.	Reserved

6.	Reserved

7.	Unemployment Benefits: You may file for unemployment benefits immediately either over the phone at: (800) 300-5616, or online at: http://www.edd.ca.gov/fleclaim.htm

8.	Release of Claims
Employee agrees to release and forever discharge Ambassadors from any claims, disputes, damages, payments or obligations of any kind arising out of or related to Employee’s employment by or separation from Ambassadors, to the extent such claims, disputes, damages, payments or obligations arise out of agreements, events or conduct occurring at any time prior to the date of this Agreement. This release includes, but is not limited to, any claims arising under the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; the Equal Pay Act of 1963; and any other federal, state or local labor, employment, insurance, civil rights or pension laws.

9.	Unknown Claims
Employee understands and acknowledges that he or she may not currently know of losses or claims or may have underestimated the severity of losses. Part of the consideration provided by this Agreement was given in exchange for the release of such unknown claims. Employee hereby waives any rights or benefits including those under applicable law, such as:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with debtor.
10.	Denial of Liability Each party expressly recognizes that the making of this Agreement does not in any way constitute an admission or concession of wrongdoing on the part of the other party.

11.	Confidentiality
Employee agrees to treat as confidential all information and documents received from Ambassadors or its agents and clients and to hold such information in strict confidence. Employee shall promptly return to Ambassadors or, upon its request, destroy all documents containing confidential information received from Ambassadors or its agents and clients including copies in any form whatsoever and shall thereafter make no further use thereof.

12.	Business Records
Employee shall remove only his or her personal records from the property and shall leave all Ambassadors and affiliated entity documents, files and records in place. Employee represents that he has turned over to Ambassadors all information and material and all personal property in his or her possession relating to the business affairs of Ambassadors and affiliated entities, including keys, credit cards, computers, phones, pagers, records, journals, accounting records, client records, files and related materials.

13.	Non-disparagement Employee and Ambassadors agree that they will not disparage in any way one another, nor any of the business affairs of Ambassadors or its affiliated entities.

14.	Compliance with Laws
Employee is not aware of any violations of law or regulations undertaken by Employee, Ambassadors, affiliated companies or officers, directors or employees of any of the foregoing.

15.	Opportunity to Review Agreement
Employee understands that he or she has the right to consider this Agreement for a period of twenty-one (21) days and to consult with his or her legal counsel before executing this Agreement. Employee further understands that he or she may revoke this Agreement within seven (7) days of signing it. To revoke this Agreement, Employee must send a written notice to: Joseph McCarthy, Ambassadors, 1071 Camelback Street, Newport Beach, California 92660. If Employee revokes this Agreement, he or she will not be entitled to receive the severance payment described in Section 2 above.

16.	Entire Agreement This agreement, consisting of two (2) pages, constitutes the entire agreement of the parties. No modification of the agreement shall be made except in writing.

17.	Execution in Counterparts
This agreement may be signed in counterparts, and it shall not be necessary that the signatures of or on behalf of each party appear on each counterpart. A facsimile is deemed an original document.

Accepted and Agreed to:

AMBASSADORS INTERNATIONAL, INC.
/s/ Laura L. Tuthill

Employee signature

Signed By:	/s/ Joseph J. Ueberroth	Name:	Laura L. Tuthill

Joseph J. Ueberroth, CEO & President

Date:	February 5, 2009	Date:	February 6, 2009

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